Exhibit 99.1

Houghton Mifflin Harcourt Successfully Completes Sale to Veritas Capital

Leading EdTech Company Well-Positioned to Accelerate Digital Transformation and

Enhance Value for All Stakeholders

BOSTON—April 7, 2022—Houghton Mifflin Harcourt Company (“HMH,” or the “Company”), a learning technology company, today announced that it has completed its previously announced sale to certain affiliates of Veritas Capital (“Veritas”), a leading private equity investment firm with a focus on technology companies. The transaction, completed through a successful tender offer of $21 per share, implied an equity value for the Company of approximately $2.8 billion.

“Today marks an exciting new chapter for HMH. As we continue to bring the power of learning to millions of young people and educators, we are now in an even stronger position to execute on the next phase of our long-term growth strategy,” said Jack Lynch, President and Chief Executive Officer, HMH. “This transaction provides additional financial flexibility and opportunities for investment and expansion and a highly knowledgeable and supportive partner in Veritas. I want to thank our purpose-driven team for their exceptional focus while we have worked to finalize the transaction. Together, we look forward to building on HMH’s incredible legacy and ushering in a new era of digital learning for the benefit of our employees, customers and communities.”

“We are pleased to welcome HMH to the Veritas portfolio and partner with the HMH team to expand the Company’s leading digital offerings that support teachers and drive better outcomes for students,” said Ramzi Musallam, Chief Executive Officer and Managing Partner of Veritas. “This acquisition underscores Veritas’ commitment to investing in businesses that leverage technology to make a positive impact, and we see vast opportunity for innovation and impact in the education technology market. We look forward to working with Jack and the leadership team and bringing to bear our expertise in K-12 education as HMH executes on its proven strategy.”

As of the expiration of the tender offer, a total of 72,926,195 shares were validly tendered into and not properly withdrawn from the offer, representing approximately 57% of HMH’s outstanding shares and satisfying the minimum tender condition of the offer. Such shares have been accepted for payment in accordance with the terms of the offer. The purchaser of such shares will be merged with and into HMH, with HMH continuing as the surviving corporation of such merger as a wholly-owned subsidiary of Veritas. HMH’s stock will cease trading on the NASDAQ under the ticker symbol HMHC effective today.

Evercore served as financial advisor, and WilmerHale served as legal counsel to HMH. Milbank LLP acted as legal advisor to Veritas. Bank of America, JPMorgan Chase Bank, N.A., Deutsche Bank, Macquarie Capital, Citizens Bank, N.A., Goldman Sachs, Mizuho Bank, Ltd. and Stone Point Credit provided financing for the transaction.

About HMH

Houghton Mifflin Harcourt is a learning technology company committed to delivering connected solutions that engage learners, empower educators and improve student outcomes. As a leading provider of K–12 core curriculum, supplemental and intervention solutions, and professional learning services, HMH partners with educators and school districts to uncover solutions that unlock students’ potential and extend teachers’ capabilities. HMH serves more than 50 million students and four million educators in 150 countries. For more information, visit www.hmhco.com.

About Veritas Capital

Veritas is a longstanding technology investor with a focus on companies operating at the intersection of technology and government. The firm invests in companies that provide critical products, software, and services, primarily technology and technology-enabled solutions, to government and commercial customers worldwide. Veritas seeks to create value by strategically transforming the companies in which it invests through organic and inorganic means.

Leveraging technology to make a positive impact across vitally important areas, such as healthcare, education, and national security, is core to Veritas. We are proud stewards of national assets, improving the quality of healthcare while reducing cost, advancing our educational system, and protecting our nation and allies. For more information, visit www.veritascapital.com.

Contacts

For Houghton Mifflin Harcourt

Bianca Olson

SVP, Corporate Affairs

617-351-3841

Bianca.Olson@hmhco.com

For Veritas Capital

Sard Verbinnen & Co

Andrew Cole

VeritasCapital-SVC@SARDVERB.com